EXHIBIT 99.1

Immunomedics Announces Second Quarter Fiscal 2013 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Feb. 7, 2013 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the second quarter ended December 31, 2012. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Second Quarter Fiscal 2013 Results

Total revenues for the second quarter of fiscal year 2013, which ended December 31, 2012, were $0.8 million, as compared to total revenues of $29.7 million for the same quarter last fiscal year. The decrease of $28.9 million this quarter was primarily the result of $28.4 million of non-recurring license fee revenue from an amendment to the Licensing Agreement with UCB during the second quarter of fiscal year 2012. The amendment provided UCB the flexibility to sublicense epratuzumab, upon our consent, to a third party for non-cancer indications in certain territories.There was no licensing fee revenue recorded in this quarter.

A net loss attributable to our stockholders this quarter was $5.4 million, or $0.07 per basic share. This compares to net income attributable to our stockholders of $20.7 million, or $0.27 per basic share, for the same quarter in fiscal 2012. The $26.1 million decrease in net income this quarter resulted from the non-recurring license fee revenue from the UCB sublicensing amendment in 2011, which is partially offset by the $2.5 million of insurance proceeds from business interruption claims received during the fiscal 2013 quarter.

For the first half of fiscal year 2013, total revenues were $1.9 million and a net loss attributable to our stockholders was $12.8 million, or $0.17 per basic share. This compares to total revenues of $30.8 million and net income attributable to our stockholders of $15.6 million, or $0.21 per basic share, for the same period last fiscal year. The $28.9 million decrease in revenues this period, as well as the $28.4 million decrease in net income, was primarily due to the non-recurring license fee revenue from the UCB sublicensing amendment.

The Company has no long-term debt and as of December 31, 2012, the Company had $21.4 million in cash and cash equivalents. The Company believes it has sufficient funds to continue its operations and research and development programs for at least the next twelve months, after taking into consideration a reduction or delay of certain planned discretionary spending, if necessary.

"This quarter we were able to continue our planned clinical and R&D activities, including the Phase Ib trial of clivatuzumab, which is accruing pancreatic patients with two or more prior therapies ahead of schedule," commented Gerard G. Gorman, Senior Vice President Finance and Chief Financial Officer. "To support a future Phase III program of clivatuzumab in pancreatic cancer, we plan to continue reviewing sources of financing, which may include potential payments from partners, licensing arrangements or other financing alternatives, in addition to monitoring our operations closely," Mr. Gorman added.

The Company's key clinical developments and future planned activities:

Epratuzumab

  Long-term safety and efficacy results from an open-label extension arm of the ALLEVIATE trials, in which patients with moderate-to-severe lupus continued to receive epratuzumab treatment, were presented at the 2012 American College of Rheumatology Annual Scientific Meeting. (Please refer to www.immunomedics.com/pdfs/news/2012/pr11122012.pdf and www.immunomedics.com/pdfs/news/2012/pr11132012.pdf for more information).

  At the 54th Annual Meeting of the American Society of Hematology (ASH) in December 2012 ("2012 ASH Annual Meeting"), the Southwest Oncology Group reported results from its Phase II trial of epratuzumab combined with chemotherapy in adult patients with relapsed or refractory acute lymphocytic leukemia. (For more information, please refer to the Company's press release at www.immunomedics.com/pdfs/news/2012/pr12102012a.pdf).

Epratuzumab tetraxetan

  Phase I results of combination therapy targeting two different antigens with yttrium-90-labeled epratuzumab tetraxetan and veltuzumab in patients with aggressive non-Hodgkin lymphoma (NHL) were presented at the 2012 ASH Annual Meeting.

  At the 2012 ASH Annual Meeting, updated results from a multicenter, Phase II prospective trial of yttrium-90-labeled epratuzumab tetraxetan as a consolidation therapy following R-CHOP in elderly patients with diffuse large B-cell lymphoma were reported by the French LYSA study group in an oral presentation.

  (More information on these two studies can be obtained from the Company's press release at www.immunomedics.com/pdfs/news/2012/pr12112012.pdf)

Veltuzumab

  A Phase I/II study of subcutaneous injections of veltuzumab in patients with relapsed immune thrombocytopenia were updated in an oral presentation at the 2012 ASH Annual Meeting.

  Phase I/II results of subcutaneous injections of low doses of veltuzumab in patients with chronic lymphocytic leukemia (CLL) were also presented at the 2012 ASH Annual Meeting.

  (For more information on these two studies, please refer to the Company's press release at www.immunomedics.com/pdfs/news/2012/pr12112012a.pdf)

Milatuzumab

  Following a successful preclinical study of milatuzumab in a humanized-mouse model of acute graft-versus-host disease (www.immunomedics.com/pdfs/news/2012/pr10092012.pdf), a Phase I trial of milatuzumab in graft-versus-host disease is expected in the second half of fiscal 2013.

hRS7-SN-38

  A Phase I dose-escalation trial examining the safety and tolerability of hRS7-SN-38 in patients with colorectal, gastric, hepatocellular, prostate, lung, breast, pancreatic or ovarian cancer was initiated in December 2012.

Conference Call

The Company will host a conference call and live audio webcast on Friday, February 8, 2013 at 10:00 a.m. Eastern Time to discuss financial results for the second quarter of fiscal year 2013, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 90236313. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through March 10, 2013.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 217 active patents in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	December 31, 2012	June 30, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 21,399,843	$ 32,838,096
Accounts receivable, net of allowance for doubtful accounts	547,105	659,958
Inventory	921,002	415,876
Other receivables	383,158	389,002
Prepaid expenses	933,535	582,601
Other current assets	16,390	593,900
	24,201,033	35,479,433

Property and equipment, net	2,243,553	2,527,500
Value of life insurance policies	606,888	598,288
Other long-term assets	30,000	30,000

	$ 27,081,474	$ 38,635,221

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$ 5,661,402	$ 5,594,800
Other long-term liabilities	1,350,970	1,301,212
Stockholders' equity	20,069,102	31,739,209

	$ 27,081,474	$ 38,635,221

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011

Revenues:
License fee and other revenues	$ --	$ 28,418,000	$ --	$ 28,418,000
Product sales	733,993	1,064,426	1,467,180	1,924,293
Research & development	78,158	173,004	396,389	457,791
Total Revenues	812,151	29,655,430	1,863,569	30,800,084
Costs and Expenses	8,643,312	8,479,914	17,251,942	14,767,440
Operating (Loss) Income	(7,831,161)	21,175,516	(15,388,373)	16,032,644
Interest and Other Income	2,435,575	(85,836)	2,604,459	(55,881)
(Loss) Income before Income Tax Expense	(5,395,586)	21,089,680	(12,783,914)	15,976,763
Income Tax Expense	(19,706)	(422,750)	(39,375)	(436,714)
Net (Loss) Income	(5,415,292)	20,666,930	(12,823,289)	15,540,049
Less Net Loss attributable on noncontrolling interest	(23,330)	(26,597)	(49,262)	(52,711)
Net (Loss) Income attributable to Immunomedics, Inc. stockholders	$ (5,391,962)	$ 20,693,527	$ (12,774,027)	$ 15,592,760

Net (Loss) Income per Common Share attributable to Immunomedics, Inc. stockholders:
Basic	$ (0.07)	$ 0.27	$ (0.17)	$ 0.21
Diluted	$ (0.07)	$ 0.27	$ (0.17)	$ 0.20

Weighted average number of common shares outstanding:
Basic	75,671,088	75,458,494	75,640,663	75,466,812
Diluted	75,671,088	75,964,317	75,640,663	76,091,065
CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com